EXHIBIT 99.1
CONTACTS:

Mike El-Hillow	Cathy Kawakami
Executive Vice President, Chief Financial Officer	Director, Corporate & Investor Relations
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970-407-6570	970-407-6732
mike.el-hillow@aei.com	cathy.kawakami@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES A PUBLIC OFFERING OF COMMON STOCK
FORT COLLINS, Colo., August 3, 2005 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) announced today its plan to offer and sell 10 million shares of its common stock in an underwritten public offering pursuant to its effective shelf registration statement previously filed with the Securities and Exchange Commission. Advanced Energy expects to grant an option to the underwriters to purchase up to 1,500,000 additional shares of common stock solely to cover over-allotments. All of the shares will be sold by Advanced Energy.
Citigroup Global Markets Inc. is acting as the sole book runner and is the joint lead with Lehman Brothers for the offering announced today. Adams Harkness, Inc. and Needham & Company, LLC are co-managers.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
The offering will be made only by means of a prospectus supplement and the accompanying prospectus. A preliminary prospectus supplement and the accompanying base prospectus will be filed with the Securities and Exchange Commission and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus also are available from Citigroup Global Markets Inc. at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 or 718-765-6732.
Advanced Energy is a global leader in the development and support of technologies critical to high-technology manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other advanced product applications.
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